Exhibit 99.1

VIGGLE AND SCRIPPS NETWORKS INTERACTIVE PARTNER TO CREATE SECOND SCREEN SPONSORSHIP AND CONTENT OPPORTUNITIES FOR SCRIPPS ADVERTISERS

Luxury auto brand Lexus’ ‘Restaurant Impossible’ campaign enhanced through social platform

NEW YORK – December 10, 2013 – Scripps Networks Interactive, whose lifestyle media brands include Food Network, HGTV and Travel Channel, has become the first programmer to offer the Viggle social platform to all Scripps advertisers.  Viggle (Symbol: VGGL), a free mobile app, provides an interactive platform to create engagement with entertainment content and targeted advertising through a loyalty program that rewards users for watching television.  By working together, Scripps will be able to offer its advertisers innovative program enhancements and extensions, or mobile video inventory targeted against programming.

Auto manufacturer Lexus, in association with Food Network’s “Restaurant Impossible,” was the first participating advertiser.  Viggle users who checked in to “Restaurant Impossible” were able to view Lexus advertisements tied to what was running on-air.  Lexus also had fixed placements on the “Restaurant Impossible” show page in Viggle, which allowed users to look at Lexus models while watching the show.  Coinciding with the night of Lexus’ main integration in the program, Viggle hosted a Lexus-sponsored Viggle LIVE, allowing users to play along and answer trivia questions about the show, as well as brand recall questions tied to the on-air integration, all while earning points and rewards.

“We look forward to providing interactive and engaging experiences that benefit Scripps advertising partners and viewers by way of our entertainment rewards platform,” said Greg Consiglio, President and COO of Viggle.  “Based on previous success partnering with other sales organizations, Viggle looks forward to providing opportunities that not only benefit Scripps on-air and digital partners but also engages viewers with popular interactive programs. For example, our real time trivia game, Viggle LIVE, provides a perfect forum for reinforcing key messaging as consumers use their devices during their favorite programs.”

Ninety-four percent of Scripps Networks’ C3 audience watches the programming and commercials live. Viggle extends that live viewing experience with enhanced content and play-along experiences that engage and reward consumers while creating new opportunities for Scripps advertising partners.

“The Viggle platform offers an impressive new tool for our advertisers to engage audiences who love our content,” said Beth Lawrence, executive vice president of digital ad sales, Scripps Networks Interactive. “The ability to target consumers across screens becomes ever more important as viewers turn to their mobile devices while watching television. We are excited to be able to offer this opportunity for our advertising partners to reach consumers in a new way.”

About Viggle℠

Launched in January 2012, Viggle is a free entertainment rewards platform whose app rewards its members for watching their favorite TV shows or discovering new music. Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MYGUY. Viggle members get rewarded for their TV watching and music listening with real rewards, including electronics, trips, exclusive entertainment experiences, gift cards, and more. Viggle also allows like-minded fans of their favorite shows and artists to connect through Viggle social features. Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels.  For more information, visit www.viggle.com or follow us on Twitter @Viggle.

About Scripps Networks Interactive

Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively reach more than 170 million consumers each month. Companion websites complement on-air programming with video and social media that inform and inspire. Scripps global networks reach millions of consumers across Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit www.scrippsnetworksinteractive.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of December 10, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Contact:
Rachel Carr
DKC Public Relations, Marketing & Government Affairs
212-685-4300
rachel_carr@dkcnews.com

Viggle Investor Relations
John C. Small, 646-738-3220
CFO Viggle INC
john@viggle.com